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                                                                    EXHIBIT 10.5


                  Summary Translation of Trademark Agreement

                      between Intershop Holding AG ("IH")

   and lntershop Communications, Inc / lntershop Communications GmbH ("IC")

                                  May 8, 1998

Sect. 1. Actions to be taken by IC to avoid confusions

1.1 IC will not have a company registered in Switzerland or listed on a Swiss stock exchange with "Intershop" in its tradename.

1.2 IC does not use "Intershop" in a tradename without an element in addition which is comparable with "Communications".

1.3   In all advertisements and an all products IC uses its full tradename.

1.4 IC on its home page under "company" indicate immediately that IC is independent from IH, a company listed on the Swiss stock exchange SWX,

1.5   IC indicates its full tradename on each page of its web site.

1.6 In its advertisements and in other announcements addressed to the Swiss public, IC indicates clearly that it is independent from IH, a company listed on the Swiss stock exchange SWX.

1.7   Sect, 1.1 - 1.6 are valid as long a IH has "Intershop" in its tradename.

1.8 IC will not let out shopping malls and will not commercially deal with real estate in Switzerland, Liechtenstein, Germany, Austria, France, Tschekoslovakia and in the USA under a tradename which includes "Intershop". The same applies for countries in which I H will let out shopping malls or comrhercially deal with real estate prior to IC. This sed. applies only where and as long as IH has "Intershop" in its tradename.


Sect. 2. Discontinuation of all litigation

      Within 1 0 days after closing, IH will discontinue all court and adminstrative proceedings against IC, The parties do not claim any compensation for their attorney's fees and split the court fees.

Sect. 3. Mutual acceptance of the validity and of the use of trademarks, tradenames and domain names
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3.1   IC and IH mutually accept the validity and the use of their trademarks, tradenames and domain names in connection with the products and services for which they are used today (IC-. development and commercialisation of computer programs for sale and resale on the Internet and other direct data carriers within class 9, telecommunication within 38 and developement of computer software within under 42, IH, business administration within class 35, financial and related services Within class 36, construction works within class 37, letting out of real estate within class 39, services in connection with buildings within class 42) in all countries.

3.2 IH explicitly accepts that IC will have its shares listed on a German stock exchange.

Sect. 4. Swiss law applies

Sect. 5. Warranty for related companies

sect. 6. Joint guarantee Joint guarantee of IC for PESI for the Agreement signed between IH and PEBI on the same day

Sect. 7. No other claims in connection with "Intershop"


Attachment I (Goods and services of lntershop Communications)

      Development and utilization of computer and other direct media, in particular data storage devices in accordance with class 9, telecommunications in accordance with class 38, and creating computer programs in accordance with class 42.